CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

INTERIM FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

(EXPRESSED IN U.S. DOLLARS)

UNAUDITED – SEE NOTICE TO READER

Steele & Co.
Chartered Accountants
Suite 808
808 West Hastings Street
Vancouver, British Columbia
V6C 1C8

NOTICE TO READER

To the Directors of Central Minera Corp.:

We have compiled the balance sheet of Central Minera Corp. (a pre-exploratory company) as at September 30, 2005 and the interim statements of operations and deficit and cash flow for the nine months ended March 31, 2005 and 2004 from information provided by management. We have not audited, reviewed or otherwise attempted to verify the accuracy of completeness of such information. Readers are cautioned that these statements may not be appropriate for their purposes.

Vancouver, Canada	Steele & Co.
October 25, 2005	“Steele & Co.”
	Chartered Accountants
CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS (Expressed in U.S. Dollars)
	September 30,	June 30,
	2005	2005
ASSETS Current
Cash and Term Deposits (see note 4)	$20,686	$30,464
Accounts Receivable	10,029	8,169
Marketable Securities (see note 5)	1,000	1,000
Prepaid Expenses	27,029	26,830

	58,744	66,463
Equipment (see note 6)	839	918

Mineral Properties and Interests 2 2 $ 59,585 $ 67,383

LIABILITIES

Current

Accounts Payable and Accrued Liabilities	$16,622	$15,747
Accounts Payable – Related Party	55,293	39,287

	$71,915	$55,034

SHARE CAPITAL AND DEFICIT
Share Capital (see Note 7)
Variable Multiple Voting Shares	300,000	300,000
Subordinate Voting Shares	41,759,052	41,759,052
Contributed Surplus arising from Stock Based Compensation	9,073	9,073
Deficit	(42,080,455)	(42,055,776)

	(12,330)	12,349

	$55,585	$67,383

Going Concern Consideration (see Note 1) Related Party Transactions (see Note 8) Commitments (see Note 9)
Approved by the Directors “Michael Cytrynbaum” “Murray Kosick”		Unaudited – See Notice to Reader

CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

	Cumulative to	Three Months Ended	Three Months Ended
	September 30, 2005	September 30, 2005	September 30, 2004
Administration Expenses
Accounting and Audit	$719,566	$0	$0
Amortization	283,581	79	111
Consulting Fees	1,994,432	22,468	21,236
Legal	1,871,945	200	8,762
Office	938,540	187	564
Rent	726,425	—	—
Salaries and Benefits	292,748	—	—
Transfer Agent and Filing
Fees	186,654	467	0
Travel and Promotion	1,222,278	0	0

	8,236,169	23,401	30,997

4Interest and Other Income	(1,518,879)	(495)	0
Loss (Gain) on Foreign Exchange	48,441	1,773	(1,648)
Write-down of Investment In Private Company	1,000,799	—	—
Loss (Gain) on Sale and Write-down of Marketable Securities	(6,310)	—	—
Write-down of Mineral Properties	24,724,778	—	—
Loss on Sale of Property and Equipment	11,307	—	—
Settlement of Lawsuits, Net of (Recoveries)	729,038	—	—
Loss on Sale of Subsidiary	8,855,112	—	—

	33,844,286	1,278	(1,648)

Net Loss for the Period	42,080,455	24,679	29,349
Deficit Beginning Of the Period	—	42,055,776	41,913,687

Deficit End of Period	$42,080,455	$42,080,455	$41,943,036

Net Loss per Common Share		$.01	$.01
Weighted Average Number of Shares Outstanding		27,969,517	27,969,517

Unaudited – See Notice to Reader

CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

INTERIM STATEMENT OF CASH FLOW
(Expressed in U.S. Dollars)

	Cumulative to	Three Months Ended	Three Months Ended
	September 30, 2005	September 30, 2005	September 30, 2004
FUNDS PROVIDED (USED) BY:
OPERATING ACTIVITIES
Net Loss for the Period	$(42,080,455)	$(24,679)	$(29,349)
Items not affecting Cash
Amortization	283,581	79	111
Loss on Sale of Subsidiary	8,855,112	—	—
Loss on Sale of Equipment	11,307	—	—
Write-down of Investment in Private Company	1,000,799	—	—
Stock Compensation Expense	9,073	—	—
Share Consideration Payable included in allowance for Lawsuit Settlement	375,000	—	—

	(6,820,806)	(24,600)	(29,238)
Net Change in Non-Cash Working Capital Items
Accounts Receivable	(10,029)	(1,860)	(1,663)
Marketable Securities	(26,830)	0	0
Prepaid Expenses	(1,199)	(199)	(39,166)
Accounts Payable and Accrued Liabilities	71,915	16,881	13,962

	(6,786,949)	(9,778)	(56,105)

Financing Activities
Shares Issued for Cash, Loan and Convertible Debenture	25,934,051	0	0
Investing Activities
Mineral Property Expenditures	(17,311,378)	—	—
Investment in Private Company	(1,000,799)	—	—
Purchase of Equipment	(814,239)	—	—

	(19,126,416)	—	—

Change in Cash for the Period	20,686	(9,778)	(56,105)
Cash Beginning of the Period	0	30,464	161,322

Cash End of Period	$20,686	$20,686	$105,217

Unaudited – See Notice to Reader

CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

1.	GOING CONCERN CONSIDERATIONS

These financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations. Different bases of measurement may be appropriate when a company is not expected to continue operations for the foreseeable future. As at October 25, 2005, the Company had not reached a level of operations which would finance day-to-day activities. The Company’s continuation as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and/or raise equity capital or borrowings sufficient to meet current and future obligations.

2.	CONTINUING OPERATIONS

The Company is incorporated under the laws of Yukon Territory of Canada. The principal business activity is the acquisition, exploration and development of mineral properties. At the Company’s annual general meeting in December 2002, the shareholders approved the consolidation of the Company’s shares to a maximum ratio of 1:20 and to change its domicile. The directors are authorized to implement these changes at their discretion. No changes have been implemented.

3.	ACCOUNTING POLICIES

These financial statements have been prepared under Canadian generally accepted accounting principles applicable to interim financial statements and therefore do not include all the disclosures required for annual financial statements. Accordingly, these interim financial statements should be read in conjunction with the audited annual financial statements for the year ended June 30, 2005 and included with the Company’s annual report. In the opinion of management, these interim financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flow for the nine-month periods ended September 30, 2005 and 2004. Interim results of operations are not indicative of the results of operations for the full year.

4.	CASH AND TERM DEPOSITS

The Company maintains its cash balances in various currencies. At the period end, the currencies held and the United States equivalents were as follows:

	September 30, 2005	June 30, 2005
Canadian dollars	$1,487	$
			10,321
U.S. dollars	19,199		20,142

	$20,686		$30,464

5.	MARKETABLE SECURITIES

Marketable securities in public companies are carried in the accounts at the lesser of estimated net realizable value and cost.

Unaudited – See Notice to Reader

CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

6.	EQUIPMENT

	September 30, 2005	June 30, 2005
Office Furniture and Equipment	$2,481	$2,481
Accumulated Amortization	(1,642)	(1,563)

	$839	$916

7.	SHARE CAPITAL

a.	Authorized

3,000,000 variable multiple voting shares without par value
Unlimited number of subordinate voting shares without par value

The variable multiple voting shares are identical to the subordinate shares except they may only be transferred with the approval of the directors and entitle the holder to more than one vote, calculated on a predetermined ratio between the share classes. The variable multiple voting shares may be converted into subordinate voting shares at a ratio of 1:1 with a mandatory conversion if the then outstanding balance is less than 1,500,000 shares.

b.	Issued

	Shares	Consideration
Variable Multiple Voting Shares Balance September 30, 2005 and June 30, 2005	3,000,000	$300,000

Subordinate Voting Shares Balance September 30, 2005 and June 30, 2005	24,969,517	$41,759,052

No shares were issued during the three-month and twelve-month periods ended September 30, 2005 and June 30, 2005 respectively.

Unaudited – See Notice to Reader

CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

7.	SHARE CAPITAL (CONTINUED)

c.	Incentive Stock Option

The Company has a stock option plan for which options granted under the plan generally have a maximum term of ten years. The exercise price of each option equals the market price of the Company’s shares on the date of the grant.

Details of director, employee and consultant share purchase options are as follows:

                                                                    September 30, 2005                                                 June 30, 2005

                                                         Number of                   Weighted Average                                             Weighted Average
                                                          Options                    Exercise Price                  Number of Options            Exercise Price

Balance beginning and end of Period            1,625,000                                          $.20                    1,625,000                            $.20
                                               =========                          ====================            =================            ====================

                                                       Balance
   Balance                                          September 30,                       Exercise
June 30, 2005              Change                       2005                             Price                                       Expiry Date
-------------            ----------            -----------------------            --------------------            -------------------------------------------------

      300,000                     -              300,000                                          $.20            December 31, 2006

    1,325,000                     -                 1,325,000                                     $.20            December 31, 2005
-------------            ----------            ---------

    1,625,000                     -            1,625,000
=============            ==========            =========

As at September 30, 2005, the weighted average remaining contractual life of the stock options is 5 months.

d.	Share Purchase Warrants

	September 30, 2005		June 30, 2005
	Number of	Weighted Average		Weighted Average
	Warrants	Exercise Price	Number of Warrants	Exercise Price
Balance beginning of Period	1,200,000	$.10	5,116,114	$.18
Lapsed	0	$.10	(3,966,114)	$.18

Balance end of Period	1,200,000	$.10	1,200,000	$.10

As at September 30, 2005, the weighted average remaining contractual life of the warrants is 4 months.

Unaudited – See Notice to Reader

CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

7.	RELATED PARTY TRANSACTIONS

Related party transactions not separately disclosed elsewhere in these financial statements were as follows:

	September 30,
	2005	2004
Consulting or other fees paid or payable to directors/officers or to companies controlled by directors/officers	$18,723	$17,697

8.	COMMITMENTS

The Company has entered into a management agreement, with a company controlled by a director, which requires minimum annual payments of approximately $150,000 ($180,000 Cdn.). The agreement contains a clause requiring a termination payment of approximately $75,000. The corporate related party has voluntarily reduced the monthly fee to $6,250 (Cdn. $7,500) commencing March, 2003.

Unaudited – See Notice to Reader

CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

9.	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (“U.S. GAAP”)

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. A description of accounting principles that differ in certain respects from United States generally accepted accounting principles follows:

a.	Stock-based Compensation

The Company has elected, commencing with the year ended June 30, 2005, to account for stock-based compensation using SFAS 123 and 123 ® as amended December, 2004. Accordingly, compensation cost for stock options is measure at the fair value of options granted. For the year ended June 30, 2003, the Company elected to apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB No. 25”) “Accounting for Stock Issued to Employees” for measuring the value of stock-based compensation. The intrinsic value-based method requires that compensation expense be recorded at the time of granting an option for the excess of the quoted market price over the option exercise price. If a stock option is not exercised, the compensation expense recorded in the previous period is reversed by decreasing the compensation expense in the period of forfeiture. No compensation expense was required to be recognized for those periods.

b.	Other Accounting Standards

(1)	The Company has adopted the Statement of Financial Accounting Standards No. 130 (“SFAS 130”) “Reporting Comprehensive Income” with no impact of U.S. GAAP differences.

(2)	The Company does not have any derivative or hedging instruments and, therefore, Statement of Financial Accounting Standards No. 149 (“SFAS No. 149”) “Accounting for Derivative Instruments and Hedging Activity” has no impact on U.S. GAAP difference.

The adoption of these new pronouncements is not expected to have an effect on the financial position or results of operations.

Unaudited – See Notice to Reader

CENTRAL MINERA CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

10.	RECONCILATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (“U.S. GAAP”) (CONTINUED)

The effect of the differences between Canadian GAAP and U.S. GAAP on the balance sheets and statements of operations and deficit is summarized below:

September 30	2005	2004
Share Capital, under Canadian GAAP	$42,059,052	$41,907,541
Adjustment for APB No. 25	12,490	12,490

Share Capital, under U.S. GAAP	$42,071,542	$41,920,031

Deficit, under Canadian GAAP	$(42,080,455)	$(41,943,036)
Adjustment for APB No. 25	(12,490)	(12,490)

Deficit, under U.S. GAAP	$(42,092,945)	$(41,956,026)

Loss for the period under Canadian GAAP Adjustment for APB No. 25	$(24,679)	$(29,349)

Comprehensive loss under U.S. GAAP	$(24,679)	$(29,349)

Basic and diluted loss per share under U.S. GAAP	$(.01)	$(.01)

There is no effect on the statement of cash flow for the difference between Canadian GAAP and U.S. GAAP.

Unaudited – See Notice to Reader